Exhibit 4.10

Central Vermont Public Service Corporation

Forty-Seventh Supplemental Indenture

Dated as of December 1, 2010

Amending and Supplementing the
Central Vermont Public Service Corporation Indenture of Mortgage

Dated as of October 1, 1929

Recording Information

_____________________________________ Town Clerk’s Office — Received this Forty-Seventh Supplemental Indenture for record on the _____ day of December, 2010, at ________ O’clock, _. M., and filed the bound copy as Book ___________ in accordance with T 24 VSA, Section 1155, and cross-indexed in the Land Records in Book _________ at Page ______.

Attest:
Town Clerk

This Forty-Seventh Supplemental Indenture is dated as of December 1, 2010 (hereinafter referred to as the “Supplemental Indenture”) and entered into by and between Central Vermont Public Service Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Vermont, having offices at 77 Grove Street, Rutland, Vermont 05701 (hereinafter referred to as the “Company”), and U.S. Bank National Association, a national banking association (successor to Old Colony Trust Company as trustee and other successor trustees), having an office at 225 Asylum St., Hartford, CT  06103, as Trustee (hereinafter generally referred to as the “Trustee”), with reference to the following Recitals:

Recitals

Whereas, the Company has heretofore executed and delivered to Old Colony Trust Company, as Trustee its Indenture of Mortgage dated as of October 1, 1929 (hereinafter sometimes referred to as the “Original Indenture”) and has executed and delivered to said trustee and various successors, as the case may be, forty-six indentures supplemental thereto (the Original Indenture, as heretofore amended and supplemented by such forty-six indentures thereto, and as further supplemented by this Supplemental Indenture is referred to herein as the “Indenture” and capitalized terms used herein not otherwise defined shall have the meaning set forth in the Indenture); and

Whereas, pursuant to the Indenture, all the properties of the Company, whether owned at the time of the execution thereof or thereafter acquired, with certain exceptions and reservations therein fully set forth, were granted, assigned, transferred, mortgaged and pledged to the Trustee, in trust upon the terms and conditions set forth therein, to secure bonds of the Company issued and to be issued in accordance with the terms of the Indenture and for other purposes more particularly set forth therein; and

Whereas, Section 2.06 of the Indenture provides that the Company may issue a series of additional Bonds and shall execute and deliver a supplemental indenture for such series and thereafter Bonds of such series may be issued from time to time subject to the conditions and provisions of the Indenture; and

Whereas, the Company proposes to issue under the Indenture $30,000,000 in aggregate principal amount of First Mortgage 5.00% Bonds, Series VV, due December 15, 2020 (herein referred to as the “Bonds”), which series (subject to the restrictions and provisions contained in the Indenture) is limited to such aggregate principal amount; and

Whereas, this Supplemental Indenture has been duly and legally authorized by the Board of Directors of the Company by a Board Resolution, and the use of terms and provisions contained herein is in accordance with the Indenture; and

Whereas, the Bonds have been duly authorized by a Board Resolution (a certified copy of which is on file with the Trustee) designating and authorizing the Bonds which are to be redeemable as set forth in the respective form of such Bonds; and

Whereas, the Bonds and the Trustee’s authentication certificate thereon are to be substantially in the forms set forth in Exhibit A hereto; and

Whereas, the Company has determined that all conditions and requirements necessary to make this Supplemental Indenture, in the form and terms hereof, a valid, binding and legal agreement in accordance with its terms and the purposes herein expressed, have been performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized; and

Now, therefore, in confirmation of and supplementing the Indenture and pursuant to, in compliance with and in execution of, the powers and obligations conferred, imposed and reserved therein and every other power, authority and obligation appertaining thereto, in consideration of the premises, and of the acceptance and purchase of the Bonds by the holders thereof, and of the sum of One Dollar duly paid by the Trustee to the Company and of other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Company has given, granted, bargained, sold, transferred, assigned, pledged, mortgaged, warranted, conveyed and confirmed and by these presents does give, grant, bargain, sell, transfer, assign, pledge, mortgage, warrant, convey and confirm unto the Trustee, as herein provided, and its successor or successors in the trust hereby created, the following described property, rights, titles and interests of the Company and grants a security interest therein as permitted by applicable law: all and singular the plants, rights, accounts, permits, franchises, privileges, easements and property, real, personal and mixed, now owned by the Company or which may hereafter be acquired by it, together with the rents, issues and profits thereof, including, without limiting the generality of the foregoing, all real property specifically described in Schedule I to the Indenture and in Schedule A hereto, excepting, however, and there are hereby expressly reserved from the lien and effect of the Indenture, all Excepted Property (as defined in the Indenture), provided, however, that if an Event of Default as defined in Section 6.01 of the Indenture shall happen and be continuing and if thereafter the Trustee or a receiver or trustee shall enter upon and take possession of the Mortgaged Property, as defined in the Indenture, such Trustee or receiver or trustee may, to the extent not prohibited by law, take possession of any and all of the Excepted Property then on hand and use and administer and consume the same to continue the operations of the Mortgaged Property in all respects as if such Excepted Property were part of the Mortgaged Property, accounting therefor, if required by law, to such persons, if any, as may be lawfully entitled to such an accounting.

Subject, however, to Permitted Encumbrances (as defined in Section 1.02 of the Indenture).

To have and to hold, all said property hereby conveyed, assigned, pledged or mortgaged, or intended to be conveyed, assigned, pledged or mortgaged, together with the rents, issues and profits thereof, as well as all such after-acquired property, unto the Trustee, its successor or successors in trust and its assigns forever.

But in trust, nevertheless, for the equal and proportionate benefit and security of the holders of all bonds now or hereafter issued under the Indenture, pursuant to the provisions thereof, and for the enforcement of the payment of said bonds when payable and the performance of and compliance with the covenants and conditions of the Indenture, without any preference, distinction or priority as to lien or otherwise of any bond or bonds over others by reason of the difference in time of the actual issue, sale or negotiation thereof or for any other reason whatsoever, except as otherwise expressly provided in the Indenture; but so that each and every bond now or hereafter issued under the Indenture shall have the same lien, and so that the interest and principal of every such bond shall, subject to the terms of the Indenture, be equally and proportionately secured thereby, as if it had been made, executed, delivered, sold and negotiated simultaneously with the execution and delivery hereof.

And it is Hereby Covenanted, Declared and Agreed, upon the trusts and for the purposes aforesaid, as set forth in the following covenants, agreements, conditions and provisions:

Article One

Terms of the Bonds

Section 1. There shall be hereby established a series of bonds, collectively known as and entitled First Mortgage 5.00% Bonds, Series VV in the aggregate principal amount of Thirty Million Dollars ($30,000,000) (the “Bonds”).  The Bonds are issued as evidence of, and security for, the Company’s obligation to the Vermont Economic Development Authority (“VEDA”) to repay the loan of proceeds of the $30,000,000 Vermont Economic Development Authority Recovery Zone Facility Bonds, Central Vermont Public Service Corporation Issue, Series 2010 (the “VEDA Bonds”), which are being issued pursuant to that certain Loan and Trust Agreement dated as of December 1, 2010 (the “Loan Agreement”), among the State of Vermont, acting by and through VEDA, the Company, and U.S. Bank National Association, as trustee (the “VEDA Trustee”).

The definitive Bonds shall be registered Bonds without coupons in denominations of $5,000 or integral multiples thereof.

The interest on the Bonds until maturity shall be payable semi-annually on June 15 and December 15 in each year commencing June 15, 2011.  The Bonds shall require payment of principal, or principal plus premium, and payments of interest equal to the payments required to be made on the VEDA Bonds.  The principal of and the premium, if any, and interest on the Bonds will be paid in lawful money of the United States of America and each payment shall be made on or before the due date for the corresponding payment on the VEDA Bonds, provided that any such payment shall be reduced by the amount, if any, available under the Loan Agreement on the due date for such payment and applied to the corresponding payment on the VEDA Bonds.  Principal of and premium, if any, and interest on the Bonds will be payable at the corporate trust office of the Trustee in the City of Hartford, Connecticut, or its successor in trust at its designated corporate trust office; provided, that the principal, premium and interest on the Bonds may be paid by check mailed or wire transfer to the Bondholder, as specified in the VEDA Bonds.

The Bonds are issued for the purpose of evidencing and securing the indebtedness of the Company resulting from the making available to the Company of the proceeds of the issuance and sale of the VEDA Bonds issued under and pursuant to the Constitution and laws of the State of Vermont and particularly the Vermont Economic Development Authority Act, being Chapter 12, Sections 211 to 280y, inclusive of Title 10, Vermont Statutes Annotated, as amended, and the Loan Agreement for the purposes described in the Loan Agreement.

Notwithstanding anything to the contrary herein, the obligation of the Company to make payments of principal of, premium, if any, and interest on the Bonds shall be fully or partially satisfied and discharged, and the amount of any such payments shall be reduced, to the extent that the Company shall have made the payment, in full or in part, of principal, premium, if any, and interest then due on the VEDA Bonds, and the Trustee shall not have received written notice from the Company that the obligation of the Company shall not be so satisfied and discharged and the amount of any such payment so reduced.

Notwithstanding anything to the contrary contained herein or in the Original Indenture, the Trustee may conclusively presume that no event of default with respect to the Bonds has occurred and no amounts are due under the Bonds unless and until the Trustee shall have received from the VEDA Trustee a notice of the occurrence of an Event of Default (as such term is defined in the Loan Agreement) or written demand from the VEDA Trustee (which notice or demand has not been subsequently rescinded or revoked by the VEDA Trustee), setting forth in detail the amount then due with respect to the VEDA Bonds, which statement shall, unless or until revoked, rescinded or amended by the VEDA Trustee, be deemed to be correct, and the Trustee shall be entitled and authorized to rely conclusively thereon.

The definitive Bonds may be issued in the form of Bonds engraved, printed, typed or lithographed or in any other manner permitted by Section 2.01 of the Indenture.

The Bonds and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A hereto.

Section 2. The Bonds are redeemable prior to maturity only if and to the extent the VEDA Bonds are redeemed pursuant to the Loan Agreement as further described in the form of Bond attached as Exhibit A hereto.

Section 3. All of the Bonds shall be secured by the Indenture and shall be subject to all of the terms and conditions thereof, as specifically set forth therein.  Except to the extent hereby amended, the Indenture is in all respects hereby ratified, confirmed and approved by the Company.

Section 4. The following Event of Default is added to Section 6.01 of the Indenture but is only for the benefit of the holders of the Series VV Bonds:

An Event of Default (as defined in the Loan Agreement) has occurred and the principal amount of the VEDA Bonds and all interest due thereon has become immediately due and payable in accordance with the terms of the Loan Agreement.

Section 5. Upon the occurrence of an Event of Default specified in Section 4 of this Article One, the principal amount of the Bonds and all interest due thereon shall become immediately due and payable, provided, however, that the Trustee shall not be required to take notice of the occurrence of such an Event of Default until being informed of it by the VEDA Trustee.

Article Two
Miscellaneous Provisions

Section 1. The Trustee shall be entitled to, may exercise and shall be protected by, where and to the full extent that the same are applicable, all the rights, powers, privileges, immunities and exemptions provided in the Indenture as if the provisions concerning the same were incorporated herein at length.  The Trustee under the Indenture shall ex officio be Trustee hereunder.  The recitals and statements in this Supplemental Indenture and in the Bonds shall be taken as statements by the Company alone, and shall not be considered as made by or as imposing any obligation or liability upon the Trustee, nor shall the Trustee be held responsible for the legality or validity of this Supplemental Indenture or of the Bonds, and the Trustee makes no covenants or representations, and shall not be responsible, as to and for the effect, authorization, execution, delivery or recording of this Supplemental Indenture.

Section 2. This Supplemental Indenture shall become void if and when the Original Indenture as heretofore supplemented and amended shall be void.

Section 3. The Indenture as supplemented hereby is ratified and confirmed.

Section 4. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signatures on Following Page]

In Witness Whereof, said Central Vermont Public Service Corporation has caused this instrument to be signed, and its corporate seal attested by its Assistant Corporate Secretary to be hereunto affixed, by Pamela J. Keefe, its Senior Vice President in that behalf duly authorized, and said U.S. Bank National Association has caused this instrument to be executed in its corporate name by its Officer all as of the day and year first above written.

Central Vermont Public Service Corporation

By: PAMELA J. KEEFE
PAMELA J. KEEFE
Its Senior Vice President
Attest:

MARY C. MARZEC
MARY C. MARZEC
Assistant Corporate Secretary

Signed, sealed and delivered on
behalf of Central Vermont Public
Service Corporation in the presence of:

(Corporate Seal)

GERRI HARRISON
GERRI HARRISON

PAULA VALENTE
PAULA VALENTE

U.S. Bank National Association,
as Trustee

By KATHY L. MITCHELL
KATHY L. MITCHELL
Its Vice President

Signed and delivered on
behalf of U.S. Bank National
Association in the presence of:

ELIZABETH C. HAMMER
ELIZABETH C. HAMMER

MARYANNE DUFRESNE
MARYANNE DUFRESNE

State of Vermont)
)SS.
County of Rutland   )

On this 29th day of November, A.D. 2010, before me, a Notary Public in and for said State, duly commissioned and acting as such, personally came Pamela J. Keefe, Senior Vice President of said Central Vermont Public Service Corporation, to me personally known and known to me to be one of the persons named in and who executed the foregoing instrument, and who being duly sworn by me deposed and said: that she resides in Brandon, Vermont; that she is Senior Vice President of Central Vermont Public Service Corporation, the Corporation described in and which executed the foregoing instrument as party of the first part; that she knows the seal of said Corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said Corporation, and that she signed her name thereto by like order, and she acknowledged and declared that she executed the foregoing instrument and caused the seal of said Central Vermont Public Service Corporation to be affixed thereto as its Senior Vice President by authority of the Board of Directors of said Corporation, and acknowledged the same to be her free act and deed, and the free act and deed of said Corporation.

Witness my hand and official seal the day and year aforesaid.

MELISSA STEVENS
MELISSA STEVENS, Notary Public
My commission expires February 10, 2011

(Notarial Seal)

State of Connecticut )
)SS.
County of Hartford   )

On this 24th day of November, A.D. 2010, before me, a Notary Public in and for said Commonwealth, duly commissioned and acting as such, personally came Kathy L. Mitchell, Vice President of U.S. Bank National Association, to me known and known to me to be one of the persons named in and who executed the foregoing instrument, and who being duly sworn by me deposed and said: that she resides in West Hartford, Connecticut; that she is a Vice President of U.S. Bank National Association, the corporation described in and which executed the foregoing instrument; and that she signed her name thereto by authority of said Bank, and she acknowledged the same to be her free act and deed, and the free act and deed of said Bank.  And Kathy L. Mitchell, a Vice President of said U.S. Bank National Association, further acknowledged that she accepted the trust hereinbefore created for, and on behalf of, said U.S. Bank National Association, Trustee, upon the terms therein named.

Witness my hand and official seal the day and year aforesaid.

KAREN R. FELT, Notary Public
KAREN R. FELT, Notary Public

My commission expires February 28, 2014

(Notarial Seal)

(Form of Series VV Bonds)

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

FIRST MORTGAGE 5.00% BOND, SERIES VV, DUE DECEMBER 15, 2020

No. _________	$30,000,000
December __, 2010

Central Vermont Public Service Corporation, a Vermont corporation (hereinafter called the “Company”), for value received, hereby promises to pay to U.S. Bank National Association, as VEDA Trustee (as defined below) or registered assigns, the sum of Thirty Million Dollars ($30,000,000) on the 15th day of December, 2020, and to pay to the registered holder interest (computed on the basis of a 360-day year of twelve 30-day months) on said sum from the date hereof until the same shall be paid, at the rate of 5.00% per annum, payable semi-annually on the 15th  day of June and December in each year, commencing on June 15, 2011 until the payment of the said principal of this Bond becomes due and payable.  The principal of, premium, if any, and the interest on this Bond shall be payable at the corporate trust office of U.S. Bank National Association in the City of Hartford, Connecticut, or its successor in trust under the Indenture hereinafter referred to, at its designated corporate trust office, in coin or currency of the United States of America which, at the time of payment is legal tender for the payment of public and private debts.

This Bond is one of a series of Bonds designated “First Mortgage 5.00% Bonds, Series VV (the “Series VV Bonds”).  The Bonds are part of an issue of bonds of the Company authorized, without limit as to aggregate amount issued or outstanding except as provided in the Indenture hereinafter mentioned, issued and to be issued under and pursuant to and all equally and ratably secured by an Indenture dated as of October 1, 1929 (said Indenture, as amended and supplemented by certain supplemental indentures later executed including the Forty-Seventh Supplemental Indenture dated as of December 1, 2010 (the “Supplemental Indenture”) pursuant to which the Bonds are being issued, being herein referred to as the “Indenture”) duly executed and delivered by the Company to U.S. Bank National Association (as successor to Old Colony Trust Company as trustee and other successor trustees) (the “Trustee”), to which Indenture reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security and the rights of the holders of the Bonds and of the Trustee in respect of such security.  By the terms of the Indenture, the Bonds to be secured thereby are issuable in series which may vary as to date, amount, date of maturity, rate of interest, and in other respects as provided in the Indenture.  The Bonds of this series are limited to $30,000,000 aggregate principal amount.

The Bonds of this series are issued as evidence of, and security for, the Company’s obligation to the State of Vermont, acting by and through the Vermont Economic Development Authority (“VEDA”) to repay the loan of proceeds of the $30,000,000 Vermont Economic Development Authority  Recovery Zone Facility Bonds, Central Vermont Public Service Corporation Issue, Series 2010 (the “VEDA Bonds”), which were issued pursuant to that certain

EXHIBIT A
(to Forty-Seventh Supplemental Indenture)

Loan and Trust Agreement dated as of December 1, 2010 (the “Loan Agreement”), among VEDA, the Company, and U.S. Bank National Association, as trustee (the “VEDA Trustee”).  The Company shall make payments of principal, or principal plus premium, and payment of interest equal to the payments required to be made on the VEDA Bonds.

Whenever any VEDA Bonds are redeemed in whole or in part, a corresponding principal amount of bonds of this series shall be automatically redeemed upon notice from the VEDA Trustee of the redemption of the VEDA Bonds.  The VEDA Bonds are subject to redemption prior to maturity as follows:

The VEDA Bonds are subject to redemption prior to maturity, as a whole or in part at any time, at their principal amounts, without premium, plus accrued interest to the redemption date, from excess moneys in the Project Fund established under and as defined in the Loan Agreement or, at the option of the Company, in the event of substantial loss to the Project, as defined in the Loan Agreement, from insurance or condemnation award proceeds allocable to the VEDA Bonds pursuant to the special redemption provisions in the Loan Agreement.

The Company may purchase VEDA Bonds and credit them against the principal payment by delivering them to the VEDA Trustee for cancellation at least sixty (60) days before the principal payment date.

The Company shall be entitled to receive a credit against its obligation to pay the principal of and premium, if any, and interest on, as the case may be, the Bonds of this series in an amount equal to (1) the principal amount of any VEDA Bonds secured by the Bonds of this series surrendered to the VEDA Trustee by the Company or VEDA for cancellation, (2) the amount of money, if any, other than amounts payable by the Company under the Bonds of this series, held by the VEDA Trustee and available and designated to make the corresponding interest payment on the VEDA Bonds, and (3) the principal amount of any VEDA Bonds secured by the Bonds of this series purchased or redeemed and canceled by the VEDA Trustee with moneys other than amounts payable by the Company under the Bonds of this series to the extent that the VEDA Trustee shall not have received written notice from the Company that the Company shall not receive such a credit.  The VEDA Trustee shall promptly notify the Company in writing when any such credits arise.

Notwithstanding anything to the contrary herein, the obligation of the Company to make payments of principal, premium, if any, and interest on the Bonds of this series shall be fully or partially satisfied and discharged, and the amount of any such payments shall be reduced, to the extent that the Company shall have made the payment, in full or in part, of principal, premium, if any, and interest then due on the VEDA Bonds, and the Trustee shall not have received written notice from the Company that the obligation of the Company shall not be so satisfied and discharged and the amount of any such payment so reduced.

If this bond or any portion thereof (Five Thousand Dollars or a multiple thereof) is called for redemption and payment duly provided for as specified in the Indenture, this bond or such portion thereof, as the case may be, shall cease to be entitled to the lien of the Indenture from and after the date payment is so provided for and shall cease to bear interest from and after the redemption date.
In the event of the redemption of a portion only of the principal of this bond, payment of the redemption price will be made at the option of the registered holder, either (a) upon presentation of this bond for notation hereon of such payment of the portion of the principal of this bond so called for redemption, or (b) upon surrender of this bond in exchange for a registered bond or bonds (but only of authorized denominations of the same series) for the unredeemed balance of the principal amount of this bond.

This bond is transferable by the registered holder hereof in person or by its duly authorized attorney, on books of the Company kept for the purpose at the principal corporate trust office of the Trustee upon surrender of this bond for cancellation and thereupon a new registered bond of the same series of like principal amount will be issued to the transferee in exchange therefor.

The registered holder of this bond at its option may surrender the same for cancellation at said office and receive in exchange therefor the same aggregate principal amount of registered bonds of the same series but of other authorized denominations subject to the terms and conditions set forth in the Indenture.

If a default as defined in the Indenture shall occur, the principal of this bond may become or be declared due and payable before maturity in the manner and with the effect provided in the Indenture. The holders, however, of specified percentages in principal amount of the bonds at the time outstanding, to the extent and as provided in the Indenture, may waive certain defaults thereunder and the consequences of such defaults.

No recourse shall be had for the payment of the principal of or the premium, if any, or the interest on this bond, or for any claim based hereon, otherwise in respect hereof or of the Indenture, against any incorporator, stockholder, director or officer, past, present or future, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors and officers, as such, being waived and released by the registered holder hereof by the acceptance of this bond and as provided in the Indenture.

The Company and the Trustee, any paying agent and any bond registrar may deem and treat the person in whose name this bond is registered, or his registered assigns, as the absolute owner hereof, whether or not this bond shall be overdue, for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustee nor any paying agent nor any bond registrar shall be affected by any notice to the contrary.

In Witness Whereof, Central Vermont Public Service Corporation has caused this Bond to be executed in its name by the manual or facsimile signature of its President or one of its Senior Vice-Presidents, and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries, this ______ day of December, 2010.

Central Vermont Public Service Corporation

By____________________________________
Pamela J. Keefe, Senior Vice President

Attest:

 Mary C. Marzec, Assistant Secretary

(Form of Trustee’s Certificate)

Trustee’s Certificate of Authentication

This Bond is one of the Series VV Bonds described in the within mentioned Indenture.

U.S. Bank National Association,
Trustee

By____________________________________
Authorized Officer

Description of Real Property

All land and premises, rights, privileges and easements conveyed or purported to have been conveyed to the Company in and by the following described deeds and the records thereof are hereby incorporated herein by reference:

Properties not previously described:

1)	Deed from Elizabeth C. Crichton dated May 20, 2008, recorded in Book 179, Pages 536-543 of the Winhall Town Land Records in the County of Bennington and State of Vermont.

2)	Deed from Joseph R. Carden and Daria A. Barry-Carden dated September 29, 2010, recorded in Book 63, Pages 592-594 of the Salisbury Land Records in the County of Addison and State of Vermont.

Also, all property of every kind whatsoever, including land and premises, rights, privileges, easements, transmission lines, substations and distribution lines, in the following towns:

In New London County, State of Connecticut:

Waterford

In Hartford County, State of Connecticut:

Berlin

In Cumberland County, State of Maine:

Yarmouth

In Sullivan County, State of New Hampshire:

Charlestown	Cornish	Claremont

In Cheshire County, State of New Hampshire:

Chesterfield	Hinsdale

In Grafton County, State of New Hampshire:

Bath	Haverhill	Piermont

SCHEDULE A
(to Forty-Seventh Supplemental Indenture)

In Washington County, State of New York:

Granville	Hampton

In Rensselaer County, State of New York:

Hoosick

 In Addison County, State of Vermont:

Addison	Leicester	Ripton
Bridport	Lincoln	Salisbury
Bristol	Middlebury	Shoreham
Cornwall	Monkton	Starksboro
Ferrisburg	New Haven	Vergennes
Goshen	Orwell	Weybridge
Granville	Panton	Whiting
Hancock

In Bennington County, State of Vermont:

Arlington	Manchester	Searsburg
Bennington	Peru	Shaftsbury
Dorset	Pownal	Sunderland
Glastenbury	Rupert	Winhall
Landgrove	Readsboro	Woodford
Sandgate

In Caledonia County, State of Vermont:

Barnet	Lyndon	Walden
Danville	Ryegate	Waterford
Kirby	St. Johnsbury	Wheelock

In Chittenden County, State of Vermont:

Buels Gore	Essex	Milton
Burlington	Huntington	Underhill
Colchester	Jericho	Westford

In Essex County, State of Vermont:

Concord	Guildhall	Victory
Granby	Lunenburg

In Franklin County, State of Vermont:

Bakersfield	Fletcher	Richford
Berkshire	Franklin	Sheldon
Enosburg	Georgia	St. Albans City
Fairfax	Highgate	St. Albans Town
Fairfield	Montgomery	Swanton

In Lamoille County, State of Vermont:

Belvidere	Eden	Johnson
Cambridge	Hyde Park

In Orange County, State of Vermont:

Bradford	Fairlee	Thetford
Braintree	Newbury	Tunbridge
Brookfield	Randolph	Vershire
Chelsea	Strafford	West Fairlee

In Orleans County, State of Vermont:

Lowell	Irasburg

In Rutland County, State of Vermont:

Benson	Middletown Springs	Sherburne
Brandon	Mt. Holly	Shrewsbury
Castleton	Mt. Tabor	Sudbury
Chittenden	Pawlet	Tinmouth
Clarendon	Pittsfield	Wallingford
Danby	Pittsford	Wells
Fair Haven	Poultney	West Haven
Hubbardton	Proctor	West Rutland
Ira	Rutland City
Mendon	Rutland Town

In Washington County, State of Vermont:

Northfield	Roxbury

In Windham County, State of Vermont:

Athens	Jamaica	Wardsboro
Brattleboro	Londonderry	Westminster
Brookline	Marlboro	Whitingham
Dover	Newfane	Wilmington
Dummerston	Rockingham	Windham
Grafton	Stratton
Guilford	Townshend
Halifax	Vernon

In Windsor County, State of Vermont:

Andover	Hartland	Sharon
Baltimore	Ludlow	Springfield
Barnard	Norwich	Stockbridge
Bethel	Plymouth	Weathersfield
Bridgewater	Pomfret	Weston
Cavendish	Reading	West Windsor
Chester	Rochester	Windsor
Hartford	Royalton	Woodstock